(1)	EXHIBIT 99.1
Q2 2013 Selected Operating and Financial Results

Virgin Media Delivers Continued OCF Growth in Q2 2013

London, England - August 2, 2013. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three and six months ended June 30, 2013. On June 7, 2013, Virgin Media became a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) pursuant to a cash and stock merger (the “Liberty Global Transaction”). A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media's June 30, 2013 Form 10-Q is expected to be filed by August 9, 2013.

Operating and financial highlights for the three months (“Q2”) and the six months (“YTD”) ended June 30, 2013, as compared to the results for the same periods last year (unless noted), include:(1)

Operating and Financial Performance:*

•	Increased RGUs(2) by 169,000 to 12.2 million and customers by 67,000 to 4.9 million over the last twelve month (“LTM”) period

•	Superfast broadband RGUs (30 Mbps and above) of 2.8 million at Q2, up 1.5 million since Q2 2012

•	TiVo customers reached 1.7 million (44% of TV base), a 720,000 increase since Q2 2012

•	Pay TV customers represent 88% of our TV base, up 5,000 in Q2 and 131,000 over LTM

•	Triple-play penetration now approaching 66%, with RGUs per customer at 2.51x

•	Generated revenue of £1,027 million for Q2 and £2,069 million for YTD

•	Reflects rebased(3) revenue growth of 1% for Q2 and 2% for YTD

•	Solid underlying performance in cable, with rebased growth of 4% in Q2 and 6% YTD, which offsets rebased revenue declines in mobile and business

•	Delivered Operating Cash Flow (“OCF”)(4) of £427 million for Q2 and £844 million for YTD

•	Rebased OCF growth of 4% for Q2 and 6% YTD

•	OCF margin rose 80 basis points (“bps”) to 41.6% for Q2 and 120 bps to 40.8% for YTD

•	Achieved operating income of £67 million for Q2 and £217 million for YTD

•	Capital intensity decreased for the Q2 and YTD periods

•	Property and equipment additions(5) have declined 4% for Q2 and 5% for YTD

•	Capital expenditures(6) as a percentage of revenue fell from 18% to 17% for Q2 and for YTD

•	New management team focused on driving performance and integrating operations

•	Tom Mockridge - Chief Executive Officer

•	Robert Dunn - Chief Financial Officer

•	Dana Strong - Chief Operating Officer

•	Paul Buttery - Chief Customer, Technology and Networks Officer

•	Maurice Daw - Chief People Officer

•	Paul Richmond - Executive Director Corporate Affairs and Media

•	Peter Kelly - Managing Director of Virgin Media Business

•	Although early days, we expect significant upside to the initial estimated synergy targets

•	Long-term capital structure in place with a fully-swapped borrowing cost of 6.1%(7)

•	95% of the 6.50% Convertible Senior Notes have been exchanged

•	Weighted average maturity of total debt is now approximately seven years

*For definitions and reconciliations of certain financial and subscriber metrics, please see pages 9 -14. OCF and all other metrics generally have been presented herein using Liberty Global's definitions for all periods presented. To the extent applicable, we have provided explanations and reconciliations of the differences between Liberty Global's definitions and our former definitions. The 2013 figures in this release combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see page 9, and for additional information, see note 1 on page 12.

Virgin Media Operating Statistics Summary*

	As of and for the period ended June 30,
	2013	2012
CABLE

Footprint
Homes Passed(8)	12,490,200	12,480,100
Two-way Homes Passed(9)	12,490,200	12,480,100

Subscribers (RGUs)
Television(10)	3,765,800	3,767,700
Internet(11)	4,306,400	4,152,600
Telephony(12)	4,165,100	4,148,300
Total RGUs	12,237,300	12,068,600

Q2 RGU net additions (losses)
Television	(16,300)	(7,600)
Internet	(3,200)	4,000
Telephony	(14,500)	700
Total RGU net losses	(34,000)	(2,900)

Customer Relationships
Customer Relationships(13)	4,879,400	4,812,100
Q2 Customer Relationship net losses	(23,500)	(14,700)
Q2 Average Revenue per Customer Relationship(14)	£48.80	£47.20
RGUs per Customer Relationship	2.51	2.51

Customer Bundling
Single-Play	14.8%	13.8%
Double-Play	19.6%	21.6%
Triple-Play	65.6%	64.6%

MOBILE

Mobile Subscribers
Postpaid (15)	1,793,100	1,641,900
Prepaid (16)	1,233,500	1,384,800
Total	3,026,600	3,026,700

Q2 Postpaid net additions	49,100	53,900
Q2 Prepaid net losses	(19,300)	(35,200)
Total Mobile net additions	29,800	18,700

Average Revenue per Mobile Subscriber(17)
Excluding interconnect revenue	£11.12	£11.43
Including interconnect revenue	£13.36	£14.34

*For footnote disclosure, please refer to pages 12-14. Statistics and figures are generally calculated in accordance with Liberty Global policies for all periods presented. For further discussion of differences between Liberty Global's policies and policies previously utilized by Virgin Media, please see footnotes 14 and 17. See page 11 for a comparison of Average Revenue per Customer Relationship under Liberty Global's policies to the policies previously utilized by Virgin Media.

Operational Performance

Cable

At June 30, 2013, we provided a total of 12.2 million cable subscription services (“RGUs”) to 4.9 million unique cable customers, consisting of 3.8 million television, 4.3 million broadband internet and 4.2 million telephony RGUs. During Q2 2013, total RGUs and customer relationships fell by 34,000 and 23,500, respectively, as a result of sequentially higher churn due in large part to student movers at the end of the academic year.

However, the U.K.'s underlying pricing environment remained relatively stable as demonstrated by the price rise that we implemented in February 2013, as well as more recent actions by our competitors. This contributed to higher average revenue per customer relationship, up 3% year-over-year to £48.80. Gross disconnections fell year-over-year for the seventh quarter in a row resulting in lower monthly churn(18), down from 1.4% to 1.3%. Our Collections bundles, which combine superfast broadband (30 Mbps and above) with our next generation TV service powered by TiVo, continued to resonate with customers, with 41% of triple play customers now taking a Collections bundle. The mid-tier Essentials and Premiere Collections remain the most popular.

Our leadership position in the provision of superfast broadband continues with our estimated share of the U.K. market at approximately 62%. We increased our RGU base that subscribes to our 30 Mbps and higher speeds by 249,000 in the second quarter, with over 40% of new broadband subscribers taking our 60 Mbps or higher products. As a result, we finished Q2 with 2.8 million superfast broadband customers representing 64% of our total broadband RGU base. This performance has been supported by our program to double more than 4 million customers' broadband speeds, which was completed during the second quarter. We have also been actively upgrading our 100 Mbps service to 120 Mbps and by July 24, approximately half of our 100 Mbps customers have been upgraded and the remaining are on track to be completed by the end of the year.

During Q2, we also continued to drive the penetration of our TiVo set-top box, which combines live TV with on demand and web-based content. We increased our TiVo subscriber base by 155,000 to 1.7 million during the quarter. This represents 44% of our video RGUs, as compared to 25% at Q2 2012. Also, we continued to enhance Virgin TV Anywhere, our cloud-based entertainment service, with the addition of 32 live streaming channels. We now offer 75 live streaming channels on PCs and 53 on iOS devices. This service also provides TiVo customers with increased functionality, as they can remotely connect to their TiVo boxes to manage their recordings wherever they are, for no additional fee.

Mobile

During Q2, total mobile subscribers grew by 30,000 to over 3 million. Our overall mix improved as we increased total postpaid mobile subscribers by 49,000 to 1.8 million, while the number of our prepaid mobile subscribers was reduced by 19,000 to 1.2 million. We continued to focus on cross-selling mobile into our cable base and as a result, quad-play penetration(19) is now approximately 16% of our residential cable customer base. Quad-play churn remains meaningfully lower than monthly cable customer churn.

Business

Although our business division has been challenged in recent periods by competitive and economic factors, we believe it is gaining momentum. We expanded our sales team during the first half of 2013 and this has begun to translate into an improved sales pipeline. In this regard, the total value of orders taken during this quarter is the strongest in two years. However, we expect business revenue to be muted for the remainder of the year, reflecting lead time from contract to installation and the June 7, 2013 change in our accounting policy regarding the recognition of installation revenue, as further described in note 3.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2013 and 2012, respectively.

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts
Revenue:
Consumer segment:
Cable	£740.3	£710.7	£29.6	£4.2	£4.2
Mobile	124.3	131.8	(7.5)	(5.7)	(5.7)
Non-cable	14.6	18.4	(3.8)	(20.7)	(20.7)
Total consumer	879.2	860.9	18.3	2.1	2.1
Business segment	147.5	166.0	(18.5)	(11.1)	(7.8)
Total revenue	£1,026.7	£1,026.9	£(0.2)	£—	£0.6

OCF	£427.1	£418.8	£8.3	£2.0	£3.8
Property & equipment additions(5)	£227.8	£238.4	£(10.6)	£(4.4)

% of revenue:
OCF	41.6%	40.8%
Property and equipment additions	22.2%	23.2%

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts
Revenue:
Consumer segment:
Cable	£1,471.3	£1,393.3	£78.0	£5.6	£5.6
Mobile	256.8	266.0	(9.2)	(3.5)	(3.5)
Non-cable	30.2	37.4	(7.2)	(19.3)	(19.3)
Total consumer	1,758.3	1,696.7	61.6	3.6	3.6
Business	310.9	336.4	(25.5)	(7.6)	(7.3)
Total revenue	£2,069.2	£2,033.1	£36.1	£1.8	£1.9

OCF	£843.8	£805.6	£38.2	£4.7	£6.0
Property & equipment additions(5)	£448.4	£471.5	£(23.1)	£(4.9)

% of revenue:
OCF	40.8%	39.6%
Property and equipment additions	21.7%	23.2%

Financial Results

For the three and six months ended June 30, 2013, we reported revenue of £1,027 million and £2,069 million, respectively, as compared to £1,027 million and £2,033 million, respectively, for the corresponding prior year periods. We generated rebased revenue growth of 1% for Q2 and 2% YTD. The principle revenue driver for both periods was our cable business, which accounted for over 70% of our consolidated revenue during both the Q2 and YTD periods. Supported by a price increase implemented in February 2013, our cable business was able to deliver year-over-year revenue growth for the three and six months ended June 30, 2013, of 4% and 6%, respectively.

Our cable revenue growth was largely offset by revenue declines in mobile and other consumer, as well as a decline in our business segment. Representing approximately 12% of our total revenue, our mobile revenue declined 6% year-over-year to £124 million in Q2 and 3% to £257 million YTD. Although we increased our base of postpaid mobile subscribers by over 150,000 in the LTM period, this growth was more than offset by a decline in prepaid subscribers, a reduction in chargeable usage and the effect of regulatory changes to mobile termination rates (“MTR”) which occurred in April 2012, May 2012 and April 2013. As compared to the corresponding prior year periods, the MTR change reduced the amount of inbound mobile revenue we received during the three- and six-month periods by approximately £4 million and £11 million, respectively.

We generated business revenue of £148 million in Q2 and £311 million YTD, reflecting a reported decrease of 11% and 8%, respectively. This decline was attributable in part to the continued decline in voice revenue, certain contract renegotiations with key partners over the last year, non-recurring revenue relating to a contract termination in Q2 2012 of approximately £4 million, and deferral of installation revenue in the Successor period following a change in accounting policy. As further described in note 3, this change was made to conform to Liberty Global's policy and, as a result, approximately £5 million of installation revenue in the Successor period was deferred, net of the amount amortized into revenue. In terms of rebased revenue, which adjusts for, among other items, this policy change, business revenue for the three- and six-month 2013 periods decreased 8% and 7%, respectively.

On a reported basis, OCF for the three and six months ended June 30, 2013 increased 2% to £427 million and 5% to £844 million, respectively, as compared with the same periods in the prior year. This was primarily due to lower marketing expense in our selling, general and administrative costs in both Q2 and YTD. Our reported growth was impacted by the revenue factors discussed above and a £7.5 million benefit in Q2 2012 following a broadband rate appeal settlement. Our rebased OCF growth, which takes into account the policy change for business install fees and favorable acquisition accounting adjustments to reflect a capacity supply contract at estimated fair value, was 4% and 6% for the three and six months ended June 30, 2013, respectively. Looking forward, we expect that the costs associated with our integration with Liberty Global, among other factors, will impact our OCF in the second half of 2013.

In terms of our OCF margin, we realized a margin of 41.6% and 40.8% for the three and six months ended June 30, 2013. This reflects increases of 80 and 120 bps, respectively, over our OCF margin of 40.8% for Q2 2012 and 39.6% for YTD 2012.

With respect to our capital intensity, we experienced modest year-over-year decreases in our property and equipment additions. These additions declined year-over-year by 4% to £228 million and 5% to £448 million for the Q2 and YTD periods. The year-over-year reduction was due in part to lower spend on customer premises equipment. Measured as a percentage of revenue, we finished the three and six months ended June 30, 2013 with property and equipment additions of 22%. These results reflect improvements of 100 and 150 bps over the corresponding prior year periods. For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our consolidated cash flow statements, please see page 10.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party financial debt as of June 30, 2013:

	June 30, 2013	March 31, 2013
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps)	£375.0	£750.0
Term Loan B (LIBOR + 275 bps)	1,805.3	—
Term Loan C (LIBOR + 375 bps)	597.0	—
Revolving Credit Facility	—	—
Total Senior Credit Facility	2,777.3	750.0

Senior Secured Notes
7.00% Senior Secured Notes due 2018	919.9	866.3
6.50% Senior Secured Notes due 2018	690.2	650.9
6.00% Senior Secured Notes due 2021	1,100.0	—
5.375% Senior Secured Notes due 2021	658.6	—
5.50% Senior Secured Notes due 2021	638.9	755.6
5.25% Senior Secured Notes due 2021	305.1	369.3
Total Senior Secured Notes	4,312.7	2,642.1

Senior Notes
8.875% Senior Notes due 2019	279.7	250.4
8.375% Senior Notes due 2019	369.9	329.3
7.00% Senior Notes due 2023	250.0	—
6.375% Senior Notes due 2023	349.0	—
5.25% Senior Notes due 2022	63.2	328.8
4.875% Senior Notes due 2022	78.9	591.8
5.125% Senior Notes due 2022	44.6	400.0
Total Senior Notes	1,435.3	1,900.3

6.50% Convertible Senior Notes due 2016	101.1	582.6
Capital Leases / Other	243.8	236.0
Total Debt (including current portion)	8,870.2	6,111.0

Cash and cash equivalents	(273.8)	(318.6)
Net debt(20)	£8,596.4	£5,792.4

Exchange rate:	$1.5185	$1.5190

At June 30, 2013, we reported £8.9 billion of total debt and £274 million of cash and cash equivalents. As compared to our total debt at March 31, 2013, our debt increased by approximately £2.8 billion, primarily as a result of the Liberty Global Transaction. Four issues of debt that had been raised by subsidiaries of Liberty Global's predecessor (the “Lynx Bonds”) in February 2013 were pushed down to subsidiaries of Virgin Media upon completion of the Liberty Global Transaction. These Lynx Bonds, which had an aggregate principal of approximately £2.4 billion, consisted of the 5.375% and 6.0% Senior Secured Notes and the 6.375% and 7.0% Senior Notes, respectively.
In addition, we fully drew the term loans under our new Senior Credit Facility in June 2013. The funds were used to repay debt and for general corporate purposes, including distributions or loans to our parent entity. Partially offsetting our debt increase in Q2, holders of our 6.50% Convertible Senior Notes elected to exchange such notes, pursuant to the terms of such notes, for a combination of Liberty Global ordinary shares and cash. At June 30, 2013, approximately $855 million (£563 million) had been exchanged, and subsequent to quarter-end, an additional $90 million (£59 million) were exchanged. Following these exchanges, $55 million (£36 million) aggregate principal amount of the 6.50% Convertible Senior Notes remained outstanding. The aggregate cash paid in connection with the exchanges was $885 million (£583 million) (including $85 million (£56 million) in Q2). In July, we settled 94% of the notional amount of the associated conversion hedges for cash proceeds of $535 million (£352 million).
With respect to our consolidated debt at June 30, 2013, nearly 80% of our debt (inclusive of capital leases) was due in 2019 and beyond and we had a fully swapped borrowing cost of approximately 6.1%. As we look at our borrowings, substantially all of our debt has been matched to our underlying currency and has been fixed on interest rates.

As of June 30, 2013, we had maximum undrawn commitments of £660 million under our revolving credit facility of the Senior Credit Facility. When the June 30, 2013 compliance reporting requirements are completed and assuming no changes from June 30, 2013 borrowing levels, we anticipate that our availability at June 30, 2013 under the Senior Credit Facility will be limited to £501 million.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a senior net debt leverage ratio, tested as of the end of each six-month period covering the last two quarterly accounting periods, of no more than 4.25x to 1.00; and a total net debt leverage ratio, tested as of the end of each six-month period covering the last two quarterly accounting periods, of no more than 5.50x to 1.00. Based on the results for the quarter ended June 30, 2013 and subject to the completion of our second quarter bank reporting requirements, our senior net debt leverage ratio was 3.96x and our total net debt leverage ratio was 4.72x.

About Virgin Media

Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the UK. The company's cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all UK homes, with speeds of up to 120 Mbps, as well as market leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the UK's most advanced interactive television service, and was the first to offer HD TV and 3D on demand to millions of British households. It also launched the world's first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24.5 million customers subscribing to 47.5 million television, broadband internet and telephony services at June 30, 2013. Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global's operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our strategy and future growth prospects, including our expectations with regard to business revenue and our overall OCF for the second half of 2013, our expectations for our subscribers, our churn rate, our average revenue per customer and the anticipated consequences, synergies and benefits of the Liberty Global Transaction; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability and potential uses of our excess capital; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our superfast broadband offering and our TiVo set-top box; our insight and expectations regarding competitive and economic factors in the U.K., in particular with respect to our business division and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including our most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 207 909 3289
		Matt Ridsdale (Tavistock)	+44 207 920 3150

Investor Relations - Liberty Global
Christopher Noyes	+ 1 303 220 6693
Oskar Nooij	+1 303 220 4218

Successor and Predecessor Periods - Combining Schedules

The financial results for the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to June 30, 2013 have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared with a view towards complying with, and does not reflect all pro forma adjustments required by Article 11 of Regulation S-X. The table below reflects the following: (a) for the three months, it reflects the combination of the Predecessor Period from April 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to June 30, 2013 and (b) for the six months, it reflects the combination of the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to June 30, 2013.

Three Months Ended June 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to June 30, 2013	Period from April 1 to June 7, 2013	3 months ended June 30, 2013
		in millions
Revenue:
Consumer segment:
Cable	£187.5	£552.8	£740.3
Mobile	32.0	92.3	124.3
Non-cable	3.6	11.0	14.6
Total consumer	223.1	656.1	879.2
Business segment	35.9	111.6	147.5
Total revenue	259.0	767.7	1,026.7

OCF	113.2	313.9	427.1
Property & equipment additions	59.0	168.8	227.8
Capital expenditures	38.3	139.7	178.0

OCF Reconciliation
OCF	113.2	313.9	427.1
Share-based compensation expense	(23.2)	(11.6)	(34.8)
Depreciation and amortization	(92.7)	(183.5)	(276.2)
Restructuring and other operating items, net	(5.4)	(44.0)	(49.4)
Operating income (loss)	£(8.1)	£74.8	£66.7

Six Months Ended June 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to June 30, 2013	Period from January 1 to June 7, 2013	6 months ended June 30, 2013
		in millions
Revenue:
Consumer segment:
Cable	£187.5	£1,283.8	£1,471.3
Mobile	32.0	224.8	256.8
Non-cable	3.6	26.6	30.2
Total consumer	223.1	1,535.2	1,758.3
Business segment	35.9	275.0	310.9
Total revenue	259.0	1,810.2	2,069.2

OCF	113.2	730.6	843.8
Property & equipment additions	59.0	389.4	448.4
Capital expenditures	38.3	313.4	351.7

OCF Reconciliation
OCF	113.2	730.6	843.8
Share-based compensation expense	(23.2)	(22.0)	(45.2)
Depreciation and amortization	(92.7)	(432.8)	(525.5)
Restructuring and other operating items, net	(5.4)	(51.2)	(56.6)
Operating income (loss)	£(8.1)	£224.6	£216.5

OCF Reconciliation

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions
OCF	£427.1	£418.8	£843.8	£805.6
Share-based compensation expense	(34.8)	(6.7)	(45.2)	(17.0)
Depreciation and amortization	(276.2)	(246.3)	(525.5)	(487.3)
Restructuring and other operating items, net	(49.4)	13.8	(56.6)	9.2
Operating income	£66.7	£179.6	£216.5	£310.5

Reconciliation of Virgin Media OCF to OCF under Liberty Global's Definition

	Q2 2013	Q1 2013	2012 FY	Q4 2012	Q3 2012	Q2 2012	Q1 2012
	in millions
Virgin Media OCF	£346.2	£398.5	£1,653.5	£442.2	£422.7	£412.1	£376.5

Adjustments:
Share-based compensation expense (including national insurance taxes)	34.8	10.4	25.8	4.4	4.4	6.7	10.3
Direct acquisition costs	46.1	7.8	—	—	—	—	—
Liberty Global OCF definition	427.1	416.7	1,679.3	446.6	427.1	418.8	386.8

Share-based compensation expense	(34.8)	(10.4)	(25.8)	(4.4)	(4.4)	(6.7)	(10.3)
Depreciation and amortization	(276.2)	(249.3)	(959.9)	(234.4)	(238.2)	(246.3)	(241.0)
Restructuring and other operating items, net	(49.4)	(7.2)	5.5	0.8	(4.5)	13.8	(4.6)
Operating income	£66.7	£149.8	£699.1	£208.6	£180.0	£179.6	£130.9

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	in millions

Customer premises equipment	£87.6	£97.5	£175.9	£202.6
Scalable infrastructure	50.0	53.5	94.5	100.3
Line extensions	26.1	20.8	50.8	44.4
Upgrade / rebuild	26.0	23.8	49.5	49.8
Support capital	38.1	42.8	77.7	74.4
Property and equipment additions	227.8	238.4	448.4	471.5
Assets acquired under capital leases	(30.5)	(30.1)	(60.3)	(53.6)
Changes in liabilities related to capital expenditures	(19.3)	(22.6)	(36.4)	(49.3)
Total capital expenditures	£178.0	£185.7	£351.7	£368.6

As % of Revenue:
Property and equipment additions	22.2%	23.2%	21.7%	23.2%
Capital expenditures	17.3%	18.1%	17.0%	18.1%

Virgin Media Operating Statistics Summary

The following information is presented in accordance with Liberty Global policies unless otherwise indicated:

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
CABLE

Footprint
Homes Passed	12,490,200	12,477,000	12,471,800	12,446,900	12,480,100	12,472,800
Two-way Homes Passed	12,490,200	12,477,000	12,471,800	12,446,900	12,480,100	12,472,800

Subscribers (RGUs)
Television	3,765,800	3,782,100	3,795,500	3,778,400	3,767,700	3,775,300
Internet	4,306,400	4,309,600	4,272,200	4,209,500	4,152,600	4,148,600
Telephony	4,165,100	4,179,600	4,179,100	4,157,700	4,148,300	4,147,600
Total RGUs	12,237,300	12,271,300	12,246,800	12,145,600	12,068,600	12,071,500

RGU net additions (losses)
Television	(16,300)	(13,400)	17,100	10,700	(7,600)	12,200
Internet	(3,200)	37,400	62,700	56,900	4,000	45,700
Telephony	(14,500)	500	21,400	9,400	700	14,900
Total RGU net additions (losses)	(34,000)	24,500	101,200	77,000	(2,900)	72,800

Customer Relationships
Customer Relationships	4,879,400	4,902,900	4,894,300	4,851,600	4,812,100	4,826,800
Net additions (losses)	(23,500)	8,600	42,700	39,500	(14,700)	21,200
Average Revenue per Customer- Liberty Global policy	£48.80	£48.07	£47.46	£47.07	£47.20	£45.13
Average Revenue per Customer - former Virgin Media policy	£50.03	£49.38	£48.87	£48.73	£48.82	£46.95
RGUs per Customer	2.51	2.50	2.50	2.50	2.51	2.50

Customer bundling
Single-Play	14.8%	14.8%	14.6%	14.3%	13.8%	14.0%
Double-Play	19.6%	20.1%	20.5%	21.0%	21.6%	22.0%
Triple-Play	65.6%	65.1%	64.9%	64.7%	64.6%	64.0%

MOBILE

Mobile Subscribers
Postpaid	1,793,100	1,744,000	1,708,900	1,670,900	1,641,900	1,588,000
Prepaid	1,233,500	1,252,800	1,328,600	1,360,700	1,384,800	1,420,000
Total	3,026,600	2,996,800	3,037,500	3,031,600	3,026,700	3,008,000

Postpaid net additions	49,100	35,100	38,000	29,000	53,900	64,100
Prepaid net losses	(19,300)	(75,800)	(32,100)	(24,100)	(35,200)	(93,400)
Net additions (losses)	29,800	(40,700)	5,900	4,900	18,700	(29,300)

Average Revenue per Mobile Subscriber - Liberty Global policy:
Excluding interconnect	£11.12	£11.36	£11.80	£11.59	£11.43	£10.87
Including interconnect	£13.36	£14.00	£14.51	£14.42	£14.34	£14.42
Average Revenue per Mobile Subscriber - former Virgin Media policy	£13.95	£14.60	£15.13	£14.72	£14.86	£14.96

Notes

(1)
On June 7, 2013, Liberty Global, Inc. completed the “Liberty Global Transaction,” pursuant to which both of the successor companies to Liberty Global, Inc. and Virgin Media Inc. became subsidiaries of Liberty Global plc or “Liberty Global.” As a result of the push down of Liberty Global's investment in Virgin Media in connection with the Liberty Global Transaction, a new basis of accounting was created in our condensed consolidated financial statements effective June 7, 2013. In our preliminary unaudited selected financial results included herein, the periods prior to June 8, 2013 are referred to as the “Predecessor Periods,” and the period from June 8, 2013 through June 30, 2013 is referred to as the “Successor Period.” The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortization expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the three and six months ended June 30, 2013 to the corresponding prior year periods, we have presented financial information for the three and six months ended June 30, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
Revenue Generating Unit (“RGU”) is separately a Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our June 30, 2013 RGU counts exclude 1,793,100 postpaid mobile subscribers and 1,233,500 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(3)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Periods to reflect the impacts in the Successor Period from the push down of acquisition accounting and the alignment to Liberty Global's accounting policies. The acquisition accounting rebase adjustment relates to amortization of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognized upon completion of the installations in the Predecessor Periods. The following table presents the amount of installation revenue recognized during the Predecessor Periods that would have been deferred under Liberty Global's accounting policy for the indicated periods (in millions):

Three months ended March 31, 2012	£12.0
Three months ended June 30, 2012	12.1
Three months ended September 30, 2012	16.8
Three months ended December 31, 2012	16.0
Three months ended March 31, 2013	16.2
April 1, 2013 - June 7, 2013	9.3

We have not adjusted the Predecessor Periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(4)
OCF is the primary measure used by our management to evaluate the company's performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. Reconciliations of OCF to operating income and reconciliations of OCF under Virgin Media's former definition to OCF under Liberty Global's definition are presented on pages 9 and 10.

(5)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under capital lease arrangements.

(6)	Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

(7)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.

(8)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, e.g. Off-Net).

(9)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(10)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television subscriber base includes customers who pay a subscription fee for the video services they receive (Pay TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service. Pay TV customers made up 88% of our Television subscriber base as of June 30, 2013.

(11)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 168,600 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(12)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony subscribers exclude mobile telephony subscribers. Telephony Subscribers also exclude 114,100 subscribers that are not serviced over our network (non-cable telephony subscribers).

(13)
Customer Relationships are the number of customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(14)
Average Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period. Prior to Liberty Global's acquisition of Virgin Media, we calculated ARPU as total cable revenue divided by our average Customer Relationships, which was the average of the Customer Relationships at the beginning of the period and the ending balance of each month during the period. Subscription revenue utilized in the ARPU per Customer Relationship calculation under our new calculation methodology consists of the following amounts for the respective periods: (£ in millions)

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Subscription revenue	716.1	706.5	693.8	682.4	682.5	652.0

(15)
Postpaid Mobile Subscribers represent the number of SIM Cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active subscribers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(16)	Prepaid Mobile Subscribers are considered active subscribers if they have made an outbound call or text in the preceding 30 days.

(17)
Our Average Revenue per Mobile Subscriber card calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue during the period. Prior to Liberty Global's acquisition of Virgin Media, we calculated ARPU as total mobile revenue divided by our average Mobile Customer Relationships, which was the average of the Mobile Customer Relationships at the beginning of the period and the ending balance of each month during the period. Mobile Subscription revenue utilized in the ARPU per SIM Card calculation under our new calculation methodology consists of the following amounts for the respective periods: (£ in millions)

	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
Mobile subscription revenue	100.5	102.8	107.4	105.3	103.5	98.6
Interconnect	20.2	23.9	24.7	25.7	26.3	32.1

(18)
Monthly Customer Churn represents the rate at which customers relinquish their subscriptions, expressed as a percentage of average subscribers and is calculated by dividing the number of disconnects during the indicated period by the average of the opening and closing balances of customer relationships for the period, divided by the number of months in the period. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(19)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony, and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(20)
Net debt is defined as total debt including capital lease obligations less cash and cash equivalents. Net debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.